Exhibit 99.1

PRESS RELEASE

NOVEMBER 9, 2011

COMPANY CONTACT:	INVESTOR CONTACTS:

FutureFuel Corp.	LHA

Lee E. Mikles, CEO	Jody Cain (Jcain@lhai.com)

(805) 565-9800 www.futurefuelcorporation.com	(310) 691-7100

FutureFuel Third Quarter Revenues Increase 37% to $90.3 Million

Reports net income of $12.7 million or $0.31 per diluted share and adjusted EBITDA of $20.0 million

Conference call begins at 9:00 a.m. Eastern time November 10, 2011

CLAYTON, Mo. (November 9, 2011) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results from the three and nine months ended September 30, 2011.

Third Quarter 2011 Financial Highlights (all comparisons are with the third quarter of 2010)

•	Revenues were $90.3 million, up 37% from $66.1 million
•	Adjusted EBITDA was $20.0 million, up 56% from $12.8 million
•	Net income increased to $12.7 million, or $0.31 per diluted share, from $6.6 million, or $0.16 per diluted share

First Nine Months of 2011 Financial Highlights (all comparisons are with the first nine months of 2010 unless otherwise noted)

•	Revenues were $220.3 million, up 33% from $165.6 million
•	Adjusted EBITDA was $42.1 million, a 67% increase from $25.3 million
•	Net income increased to $23.9 million, or $0.59 per diluted share, from $13.0 million, or $0.36 per diluted share
•	Cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities were $158.8 million as of September 30, 2011, compared with $121.0 million as of December 31, 2010

“We are pleased to report our second consecutive quarter of meaningful year-over-year revenue growth from our biofuels business, resulting primarily from the reinstatement of the $1.00 per gallon federal fuel blenders’ tax credit in December 2010 and increased demand for biodiesel driven by the mandates set by RFS2,” said Lee Mikles, FutureFuel president and chief executive officer.  “Revenues from our chemicals business declined compared with the third quarter of 2010, due primarily to lower sales of our bleach activator product, which was partially offset by higher sales of other chemicals.

“Net income for the quarter was considerably higher from the prior year period as well as the second quarter of 2011, in part due to our receipt and recognition of approximately $1.9 million from the USDA as an award under its Section 9005 – Advanced Biofuel Producers program.”

Key 2011 Corporate Milestones

FutureFuel’s year-to-date corporate milestones include:
•	Shares of common stock began trading on the New York Stock Exchange in March.
•	Added to the Russell 3000® Index in late June.
•
Entered into a three-year at-the-market offering agreement with Stifel Nicolaus Weisel in May to sell up to 3 million shares of common stock, to provide the company with access to additional capital and to bolster trading liquidity in its shares.  As of the date of this release, approximately 1.3 million shares had been sold, raising $15.8 million in net proceeds.  However, no shares were sold in the three months ended September 30, 2011.

•	Declared a normal quarterly dividend of $0.10 per share for 2011.
•	Named as one of the top 20 small public companies in America by Forbes magazine in October, as ranked by sales and earnings growth.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,
	2011	2010	Change	% Change
Revenues	$90,307	$66,093	$24,214	37%
Income from operations	$19,358	$9,536	$9,822	103%
Net income	$12,733	$6,551	$6,182	94%
Earnings per common share – basic	$0.31	$0.16
Earnings per common share – diluted	$0.31	$0.16
Capital expenditures (net of customer reimbursements and regulatory grants)	$3,173	$1,453	$1,720	118%
Cash and cash equivalents and marketable securities	$158,826	$75,934	$82,892	109%
Adjusted EBITDA	$20,046	$12,822	$7,224	56%

	For the Nine Months Ended September 30,
	2011	2010	Change	% Change
Revenues	$220,276	$165,570	$54,706	33%
Income from operations	$35,234	$19,556	$15,678	80%
Net income	$23,888	$12,973	$10,915	84%
Earnings per common share – basic	$0.59	$0.37
Earnings per common share – diluted	$0.59	$0.36
Capital expenditures (net of customer reimbursements and regulatory grants)	$8,042	$4,454	$3,588	81%
Adjusted EBITDA	$42,101	$25,252	$16,849	67%

Third Quarter Financial and Business Summary

FutureFuel reported revenues of $90.3 million for the third quarter of 2011, an increase of 37% from the third quarter of 2010.  Revenues from the chemicals segment decreased 11% to $42.2 million, resulting predominately from decreasing sales of the bleach activator product due to reduced volumes; however, price and volume differences from other products helped to minimize this effect.  Revenues from the biofuels segment were $48.1 million, and include increasing regional sales of blended biodiesel and unblended petrodiesel.  The volumes of biodiesel and blended biodiesel sold in the third quarter of 2010 were limited due to the expiration of the $1.00 biodiesel blenders’ credit.  With the reinstatement of this credit in December 2010, biodiesel sales increased for the third quarter of 2011 compared to the prior year.

Income from operations increased to $19.4 million from $9.5 million for the third quarter of 2010.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit decreased 2% to $13.1 million and the biofuels segment gross profit increased to $8.9 million from a $1.4 million negative gross profit in the prior year.

Chemicals segment gross profit decreased primarily as a result of the decline in sales volumes of other specialty and performance chemicals, including production ceasing on one product FutureFuel campaigned for a customer in 2010.  This first campaign ended in the first quarter of 2011.  A second campaign for this same customer started in October 2011.  The increase in biofuels segment gross profit was primarily the result of the reinstatement of the $1.00 federal blenders’ tax credit, increased biodiesel demand, and FutureFuel’s receipt and recognition of approximately $1.9 million from the USDA through its Section 9005 – Advanced Biofuel Producers program.  $0.1 million was received under this program in the comparable period in the prior year.  Gains and losses on derivative instruments are a component of FutureFuel’s hedging activities.  Such gains totaled $1.8 million for the third quarter of 2011, compared with a loss of $1.3 million in the second quarter of 2010.  FutureFuel’s immediate recognition of derivative instrument gains and losses can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

FutureFuel reported net income of $12.7 million, or $0.31 per diluted share, for the third quarter of 2011, compared with net income of $6.6 million, or $0.16 per diluted share, for the third quarter of 2010.  Adjusted EBITDA for the third quarter of 2011 was $20.0 million, up from $12.8 million for the third quarter of 2010.

Nine Month Financial Summary

FutureFuel reported revenues of $220.3 million for the first nine months of 2011, an increase of 33% from the first nine months of 2010.  Revenues from the chemicals segment declined 6% to $123.7 million and revenues from the biofuels segment were $96.5 million.

FutureFuel reported income from operations of $35.2 million for the first nine months of 2011, an increase of 80% from the first nine months of 2010.  The chemicals segment gross profit of $27.9 million decreased 11% from the first nine months of 2010 and the biofuels segment gross profit of $14.5 million increased from a $5.1 million negative gross profit in the comparable period last year.  Losses on derivative instruments were insignificant in the first nine months of 2011, compared to a $0.2 million gain for the first nine months of 2010.

FutureFuel reported net income of $23.9 million, or $0.59 per diluted share, for the first nine months of 2011, compared with net income of $13.0 million, or $0.36 per diluted share, for the first nine months of 2010.  Adjusted EBITDA for the first nine months of 2011 was $42.1 million, compared with $25.3 million for the first nine months of 2010, an increase of 67%.

Capital Expenditures

Capital expenditures were $18.8 million for the first nine months of 2011, compared with $6.1 million for the first nine months of 2010.  This increase was primarily due to FutureFuel undertaking capital projects on behalf of certain customers.  FutureFuel is reimbursed for a portion of these expenditures by certain customers and by regulatory grants as summarized in the following table.

	First Nine Months, 2011	First Nine Months, 2010
Capital expenditures	$18,849	$6,063
Cash received from customers and regulatory grants as reimbursement of capital expenditures	(10,807)	(1,609)
Net cash paid for capital expenditures	$8,042	$4,454

Cash and Cash Equivalents and Marketable and Auction Rate Securities

Cash and cash equivalents (including restricted cash and cash equivalents) and marketable securities totaled $158.8 million as of September 30, 2011, compared with $121.0 million as of December 31, 2010.  These balances increased primarily due to cash generated by FutureFuel’s operations and sales proceeds of FutureFuel’s common stock under its at-the-market offering.

Conference Call and Webcast

A conference call and webcast will be held November 10, 2011 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time).  To access the conference call, dial (800) 232-9476 (U.S. and Canada) or (706) 679-2538 (international callers).  The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 22724846.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2010 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP) as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash stock-based compensation expenses, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, losses on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expenses.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends.  In particular, FutureFuel’s management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance, relative to a performance based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this news release reconciles adjusted EBITDA with net income, the most directly comparable GAAP financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$102,556	$91,057
Accounts receivable, net of allowances of $10	25,847	35,165
Inventory	43,716	37,372
Marketable securities	56,270	28,200
Restricted cash and cash equivalents	-	21,086
Other current assets	2,210	2,774
Total current assets	230,599	215,654
Property, plant and equipment, net	138,946	125,007
Other assets	2,189	2,495
Total noncurrent assets	141,135	127,502
Total Assets	$371,734	$343,156

Liabilities and Stockholders’ Equity
Accounts payable	$15,751	$15,096
Short position – marketable debt securities	-	19,295
Other current liabilities	16,442	9,768
Total current liabilities	32,193	44,159
Deferred revenue – long-term	30,124	17,118
Other noncurrent liabilities	32,048	29,556
Total noncurrent liabilities	62,172	46,674
Total Liabilities	94,365	90,833
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,297,834 and 39,978,849 issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	4	4
Accumulated other comprehensive income (loss)	(2,491)	525
Additional paid in capital	253,423	237,123
Retained earnings	26,433	14,671
Total stockholders’ equity	277,369	252,323
Total Liabilities and Stockholders’ Equity	$371,734	$343,156

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues	$90,307	$66,093
Cost of goods sold and distribution	68,312	54,217
Gross profit	21,995	11,876
Selling, general and administrative expenses	1,641	1,540
Research and development expenses	996	800
	2,637	2,340
Income from operations	19,358	9,536
Other income	643	465
Income before income taxes	20,001	10,001
Provision for income taxes	7,268	3,450
Net income	$12,733	$6,551

Earnings per common share
Basic	$0.31	$0.16
Diluted	$0.31	$0.16
Weighted average shares outstanding
Basic	41,297,834	39,934,275
Diluted	41,478,005	40,028,131

Comprehensive Income
Net income	$12,733	$6,551
Other comprehensive income (loss), net of tax of $(2,159) in 2011 and $346 in 2010	(3,449)	564
Comprehensive income	$9,284	$7,115

	Nine Months Ended September 30,
	2011	2010
Revenues	$220,276	$165,570
Cost of goods sold and distribution	177,853	139,451
Gross profit	42,423	26,119
Selling, general and administrative expenses	4,579	3,977
Research and development expenses	2,610	2,586
	7,189	6,563
Income from operations	35,234	19,556
Other income	2,091	836
Income before income taxes	37,325	20,392
Provision for income taxes	13,437	7,419
Net income	$23,888	$12,973

Earnings per common share
Basic	$0.59	$0.37
Diluted	$0.59	$0.36
Weighted average shares outstanding
Basic	40,509,810	35,363,531
Diluted	40,687,188	36,207,117

Comprehensive Income
Net income	$23,888	$12,973
Other comprehensive income (loss), net of tax of $(1,887) in 2011 and $382 in 2010	(3,016)	625
Comprehensive income	$20,872	$13,598

FutureFuel Corp.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows provided by operating activities
Net income	$23,888	$12,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,351	5,637
Provision for deferred income taxes	3,453	2,889
Change in fair value of derivative instruments and marketable securities	869	488
Loss (gains) on the sale of investments	414	(63)
Losses on disposals of fixed assets	93	143
Stock based compensation	502	-
Noncash interest expense	16	17
Changes in operating assets and liabilities:
Accounts receivable	9,399	(5,091)
Accounts receivable – related parties	(81)	-
Inventory	(6,344)	(4,854)
Income taxes receivable	519	(609)
Prepaid expenses	827	995
Prepaid expenses – related parties	-	23
Accrued interest on marketable securities	(123)	(9)
Other assets	544	324
Accounts payable	877	(1,856)
Accounts payable – related parties	(222)	(346)
Income taxes payable	4,570	-
Accrued expenses and other current liabilities	2,781	2,138
Accrued expenses and other current liabilities – related parties	35	(45)
Deferred revenue	11,743	5,252
Other noncurrent liabilities	-	(497)
Net cash provided by operating activities	60,111	17,509

	Nine Months Ended September 30,
	2011	2010
Cash flows from investing activities
Restricted cash	21,086	-
Collateralization of derivative instruments	(2,162)	(992)
Purchase of marketable securities	(83,350)	(20,199)
Proceeds from the sale of marketable securities	30,979	1,333
Proceeds from the sale of fixed assets	12	2
Capital expenditures	(18,849)	(6,063)
Net cash used in investing activities	(52,284)	(25,919)
Cash flows from financing activities
Proceeds from the issuance of stock	15,798	70,700
Purchase of warrants	-	(1,210)
Payment of dividend	(12,126)	(23,057)
Net cash provided by financing activities	3,672	46,433
Net change in cash and cash equivalents	11,499	38,023
Cash and cash equivalents at beginning of period	91,057	65,512
Cash and cash equivalents at end of period	$102,556	$103,535

Cash paid for interest	$0	$2
Cash paid for income taxes	$4,896	$6,605
Non-cash capital expenditures	$1,390	$0

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
Adjusted EBITDA	$20,046	$12,822
Depreciation and amortization	(2,467)	(1,834)
Interest income	955	307
Interest expense	(6)	(8)
Loss on disposal of property and equipment	(66)	(101)
Gains/(losses) on derivative instruments	1,779	(1,252)
Other income, net	(240)	67
Income tax expense	(7,268)	(3,450)
Net income	$12,733	$6,551

	Nine Months Ended September 30,
	2011	2010
Adjusted EBITDA	$42,101	$25,252
Depreciation and amortization	(6,351)	(5,637)
Non-cash share-based compensation	(502)	-
Interest income	2,542	651
Interest expense	(176)	(19)
Loss on disposal of property and equipment	(93)	(143)
(Losses)/gains on derivative instruments	(14)	225
Other income, net	(182)	63
Income tax expense	(13,437)	(7,419)
Net income	$23,888	$12,973

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2011	2010
Revenues
Chemicals	$42,184	$47,209
Biofuels	48,123	18,884
Revenues	$90,307	$66,093

Segment gross profit
Chemicals	$13,064	$13,289
Biofuels	8,931	(1,413)
Segment gross profit	21,995	11,876
Corporate expenses	(2,637)	(2,340)
Income before interest and taxes	19,358	9,536
Interest and other income	955	473
Interest and other expense	(312)	(8)
Provision for income taxes	(7,268)	(3,450)
Net income	$12,733	$6,551

	Nine Months Ended September 30,
	2011	2010
Revenues
Chemicals	$123,731	$131,066
Biofuels	96,545	34,504
Revenues	$220,276	$165,570

Segment gross profit
Chemicals	$27,907	$31,221
Biofuels	14,516	(5,102)
Segment gross profit	42,423	26,119
Corporate expenses	(7,189)	(6,563)
Income before interest and taxes	35,234	19,556
Interest and other income	2,542	855
Interest and other expense	(451)	(19)
Provision for income taxes	(13,437)	(7,419)
Net income	$23,888	$12,973

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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